Exhibit 5.1

December 15, 2010

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056

Re:    Registration on Form S-8 of certain Common Shares of Magnum  Hunter Resources Corporation

Ladies and Gentlemen:

At your request, I have examined the Registration Statement (the " Registration Statement ") on Form S-8 (File No. 333-           ) of Magnum Hunter Resources Corporation, a Delaware corporation (the " Company "), as filed with the Securities and Exchange Commission (the " Commission ") on December 15, 2010 under the Securities Act of 1933, as amended (the " Securities Act "), in connection with the registration under the Securities Act of the offer and sale by the Company of up to 9,000,000 shares of the Company's Common Stock pursuant to the Company’s Amended and Restated Stock Incentive Plan (the "Plan Shares ").

I am of the opinion that the Plan Shares are duly authorized and, when issued and delivered pursuant to the term of the Company’s Amended and Restated Stock Incentive Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement to be filed with the Commission on the date hereof. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully,

/s/ Paul Johnston

Paul Johnston, Esquire